EXHIBIT 10.9

PROPOSED EMPLOYMENT AGREEMENT BETWEEN SNB BANCSHARES,
SECURITY INTERIM BANK AND JOHN C. CHILDS, JR.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), made and entered into as of _______________, 2003 (the “Effective Date”), by and between JOHN C. CHILDS, JR., a resident of the State of Georgia (“Employee”), SNB BANCSHARES, INC., a Georgia corporation (“SNB”), and SECURITY INTERIM BANK, a Georgia interim bank in organization (“Bank”). SNB and Bank are hereinafter collectively referred to as “Employer.”

W I T N E S S E T H:

WHEREAS, SNB has entered into a definitive agreement to acquire Bank of Gray by merger into its wholly-owned subsidiary Security Interim Bank (the “Merger”); and

WHEREAS, Employee and Employer have had discussions for Employer to employ Employee as Executive Vice President of the Bank after the Merger and Employer and Employee now desire to enter into a comprehensive employment agreement to replace all prior employment agreements between Employee and the Bank of Gray and Employer; and

WHEREAS, Employer and Employee each deem it necessary and desirable, for their mutual protection, to execute a written document setting forth the terms and conditions of such agreement;

NOW, THEREFORE, in consideration of the employment of Employee by Employer, of the premises and the mutual promises and covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree this Agreement shall replace any existing employment agreements between the parties and agree as follows:

1.      Employment and Duties. Employer here employs Employee to serve as Executive Vice President of Bank and to perform such other duties and responsibilities as customarily performed by persons acting in such capacity. During the terms of this Agreement, Employee will devote his full time and effort to his duties hereunder. Employee will report directly to the Chief Executive Officer of Bank.

2.      Term. Subject to the provisions of Sections 12 and 14 of this Agreement, the period of Employee’s employment under this Agreement shall be deemed to have commenced as of the date of the Merger, and shall continue for a period of twelve (12) calendar months thereafter, and any extensions thereafter, unless the Employee dies or becomes Totally Disabled (as defined in Section 12.4 hereof) before the end of such twelve (12) months, in which case the period of employment shall continue until the end of the month in which the Employee dies or becomes Totally Disabled. The said twelve (12) month period of employment shall automatically be extended for additional twelve (12) full calendar months terms without further action by the parties, commencing on the date twelve (12) months after the date of the Merger and each anniversary thereafter. No such automatic extension shall occur if either party shall, at least ninety (90) days prior to any said anniversary, have served written notice upon the other of its intention that this Agreement shall not be so extended.

3.      Compensation.

(a)         For all services to be rendered by Employee during the term of this Agreement, Employer shall pay Employee an annual base salary in the amount of $99,000.00 (the “Base Salary”), less normal withholdings, payable in equal monthly or more frequent installments as are customary under Employer’s payroll practices from time to time. After the initial term of this Agreement SNB’s Chief Executive Officer shall review Employee’s Base Salary annually and in his sole discretion may adjust upwards Employee’s Base Salary from year to year during the renewal terms of this Agreement. The annual compensation adjustment, (regardless of form), will be determined by the Chief Executive Officer after taking into account, among other things, changes in the cost of living, Employee’s performance and the performance of Employer.

(b)        Bonus. For the year ended, December 31, 2003, the Employee shall be eligible to receive annual bonus compensation in such amount as may be determined by the Board of Directors of the Bank in accordance with the bonus program or plan maintained by Bank of Gray immediately prior to the Merger and which is continued to be maintained by the Bank after the Merger. For each year thereafter, the Employee shall be eligible to participate in any bonus program or plan as may be established by Employer for the benefit of its executive officers. The Employee shall be entitled to annual bonus compensation to be determined on the same basis as annual bonus compensation for similarly situated employees.

4.      Expenses. So long as Employee is employed hereunder, Employee is entitled to receive reimbursement for, or seek payment directly by Employer of, all reasonable expenses which are consistent with the normal policy of Employer in the performance of Employee’s duties hereunder, provided that Employee accounts for such expenses in writing.

5.      Employee Benefits. So long as Employee is employed hereunder, Employee will be entitled to participate in the employee benefit, option, and any other compensation programs covering executive officers of Employer.

6.      Vacation. Employee shall be entitled to a vacation in accordance with Employer’s vacation policy in effect at the time the vacation is to be taken.

7.      Confidentiality. In Employee’s position as an employee of Employer, Employee has had and will have access to Confidential Information, Trade Secrets and other proprietary information of vital importance to Employer and has and will also develop relationships with customers, employees and others who deal with Employer which are of value to Employer. Employer requires as a condition to Employee’s employment with Employer that Employee agrees to certain restrictions on Employee’s use of the proprietary information and valuable relationships developed during Employee’s employment with Employer. In consideration of the terms and conditions contained herein, the parties hereby agree as follows:

7.1        Employer and Employee mutually agree and acknowledge that Employer may entrust Employee with highly sensitive, confidential, restricted and proprietary information concerning various Business Opportunities (as hereinafter defined), customer lists, and personnel matters. Employee acknowledges that he shall bear a fiduciary responsibility to Employer to protect such information from use or disclosure that is not necessary for the performance of Employee’s duties hereunder, as an essential incident of Employee’s employment with Employer.

7.2        For the purposes of this Section, the following definitions shall apply:

7.2.1        “Trade Secret” shall mean information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information:

(A)        Derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(B)        Is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

7.2.2        “Confidential Information” shall mean any data or information, other than Trade Secrets, which is material to Employer and not generally known by the public. Confidential Information shall include, but not be limited to, Business Opportunities of Employer (as hereinafter defined), the details of this Agreement, Employer’s business plans and financial statements and projections, information as to the capabilities of Employer’s employees, their respective salaries and benefits and any other terms of their employment, names and addresses of customers of Employer, and the costs of the services Employer may offer or provide to the customers it serves, to the extent such information is material to Employer and not generally known by the public.

7.2.3        “Business Opportunities” shall mean any specialized information or plans of Employer concerning the provision of financial services to the public, together with all related information concerning the specifics of any contemplated financial services regardless of whether Employer has contacted or communicated with such target person or business.

7.2.4        Notwithstanding the definitions of Trade Secrets, Confidential Information, and Business Opportunities set forth above, Trade Secrets, Confidential Information, and Business Opportunities shall not include any information:

(i)            that is or becomes generally known to the public;

(ii)           that is already known by Employee or is developed by Employee after termination of employment through entirely independent efforts;

(iii)          that Employee obtains from an independent source having a bona fide right to use and disclose such information;

(iv)          that is required to be disclosed by law, except to the extent eligible for special treatment under an appropriate protective order; or

(v)           that the Board of Directors approves for release.

7.3        Employee shall not, without the prior approval of the Board of Directors, during his employment with Employer and for so long thereafter as the information or data remain Trade Secrets, use or disclose, or negligently permit any unauthorized person who is not an employee of Employer to use, disclose, or gain access to, any Trade Secrets of Employer, its affiliates, or of any other person or entity making Trade Secrets available for Employer’s use.

7.4        Employee shall not, without the prior written consent of SNB, during his employment with Employer and for a period of twenty-four (24) months thereafter as long as the information or data remain competitively sensitive, use or disclose, or negligently permit any unauthorized person who is not employed by Employer to use, disclose, or gain access to, any Confidential Information to which the Employee obtained access by virtue of his employment with Employer, except as provided in Section 7.2 of this Agreement.

8.      Observance of Security Measures. During Employee’s employment with Employer, Employee is required to observe all security measures adopted to protect Trade Secrets, Confidential Information, and Business Opportunities of Employer.

9.      Return of Materials. Upon the request of Employer and, in any event, upon the termination of his employment with Employer, Employee shall deliver to Employer all memoranda, notes, records, manuals or other documents, including all copies of such materials containing Trade Secrets or Confidential Information, whether made or compiled by Employee or furnished to him from any source by virtue of his employment with Employer.

10.    Severability. Employee acknowledges and agrees that the covenants contained in Sections 7 through 9 of this Agreement shall be construed as covenants independent of one another and distinct from the remaining terms and conditions of this Agreement, and severable from every other contract and course of business between Employer and Employee, and that the existence of any claim, suit or action by Employee against Employer, whether predicated upon this or any other agreement, shall not constitute a defense to Employer’s enforcement of any covenant contained in Sections 7 through 9 of this Agreement.

11.    Specific Performance. Employee acknowledges and agrees that the covenants contained in Sections 7 through 9 of this Agreement shall survive any termination of employment, as applicable, with or without Cause (as defined in Section 12.3), at the instigation or upon the initiative of either party. Employee further acknowledges and agrees that the ascertainment of damages in the event of Employee’s breach of any covenant contained in Sections 7 through 9 of this Agreement would be difficult, if at all possible. Employee therefore acknowledges and agrees that Employer shall be entitled in addition to and not in limitation of any other rights, remedies, or damages available to Employer in arbitration, at law or in equity, upon submitting whatever affidavit the law may require, and posting any necessary bond, to have a court of competent jurisdiction enjoin Employee from committing any such breach.

12.    Termination. During the term of this Agreement, employment, including without limitation, except as otherwise provided in this Section 12, all compensation, salary, expenses reimbursement, and employee benefits may be terminated as follows:

12.1      At the election of Employer for Cause;

12.2      At Employee’s election, for Good Reason or upon Employer’s breach of any material provision of this Agreement;

12.3      “Cause” shall mean (i) conduct by Employee that amounts to fraud, material dishonesty, gross negligence or willful misconduct in the performance of his duties hereunder; (ii) the conviction (from which no appeal may be, or is, timely taken) of the Employee of a felony; (iii) initiation of suspension or removal proceedings against the Employee by federal or state regulatory authorities acting under lawful authority pursuant to provisions of federal or state law or regulation which may be in effect from time to time; (iv) knowing violation by Employee of federal or state banking laws or regulations; or (v) refusal by Employee to perform a duly authorized directive of the Bank’s Chief Executive Officer.

12.4      In accordance with Section 2 hereof, upon Employee’s death, or, at the election of either party, upon Employee becoming Totally Disabled. The determination of whether or not an Employee is Totally Disabled shall be made in accordance with the standards and procedures under Employee’s then current long-term disability insurance coverage provided by Employer, or, if such disability insurance coverage provided by Employer is not then in place, upon Employee becoming Totally Disabled resulting in inability to perform the duties described in Section 1 of this Agreement for a period of one hundred eighty (180) consecutive days. The determination of whether or not Employee is unable to perform his duties hereunder shall be made by a physician acceptable to Employer and Employee.

12.5      At Employee’s election by delivery of thirty (30) days notice thereof for any reason other than as set forth in Section 12.2 of this Agreement.

12.6      “Good Reason” shall mean action taken by Employer which results in:

(i)            a material change in Employee’s status, offices, titles, reporting requirements, or duties or responsibilities with Employer as in effect on the Effective Date; or

(ii)           a reduction in Employee’s Base Salary and benefits as in effect on the effective date of the Merger or as the same may be increased from time to time, unless a similar reduction is made in salary and benefits of all similarly-situated officers of Employer.

12.7      Provided there has not occurred a Change in Control (as defined in Section 14) as set forth in Section 14 of this Agreement, if this Agreement is terminated either (i) by Employer at any time for any reason other than for Cause, (ii) by Employee for Good Reason or (iii) upon Employer’s breach of this Agreement, then Employer shall pay to Employee as Employee’s sole remedy hereunder the Employee’s Base Salary for a term of one (1) year following the effective date of termination.

12.8      If the Agreement is terminated either by Employer for Cause or by Employee pursuant to Section 12.5 of this Agreement, Employee shall receive no further compensation or benefits, other than Employee’s Base Salary and other compensation as accrued through the date of such termination.

13.    Notice. All notice provided for herein shall be in writing and shall be deemed to be given when delivered in person or deposited in the United States Mail, registered or certified, return receipt requested, with proper postage prepaid and addressed as follows:

SNB:	SNB Bancshares, Inc.
Attention: H. Averett Walker
4219 Forsyth Road
P. O. Box 4748
Macon, Georgia 31208

With a copy to:	Edward J. Harrell, Esq.
Martin Snow, LLP
240 Third Street
Macon, Georgia 31202-1606

Employee:	Mr. John C. Childs, Jr.

Gray, Georgia 31032

14.    Change in Control. In the event in a Change in Control of SNB or Bank this Agreement shall terminate on the effective date of the Change in Control of SNB or Bank.

“Change in Control” shall mean any of the following which occurs after the Effective Date:

(i)         the acquisition, directly or indirectly, by any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) within any twelve (12) month period of securities of SNB or Bank representing an aggregate of twenty-five percent (25%) or more of the combined voting power of SNB’s then outstanding securities; or

(ii)        during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors, cease for any reason to constitute at least a majority thereof, unless the election of each new director was approved in advance by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period; or

(iii)       consummation of (a) a merger, consolidation or other business combination of SNB or Bank with any other “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or affiliate thereof, other than a merger, consolidation or business combination which would result in the outstanding common stock of SNB immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) at least sixty percent (60%) of the outstanding common stock of SNB or Bank or such surviving entity or parent or affiliate thereof outstanding immediately after such merger, consolidation or business combination, or (b) a plan of complete liquidation of SNB or Bank or an agreement for the sale or disposition by SNB or Bank of all or substantially all of SNB’s or Bank’s assets; or

(iv)       the occurrence of any other event or circumstance which is not covered by (i) through (iii) above which the Board of Directors determines affects control of SNB or Bank and, in order to implement the purposes of this Agreement as set forth above, adopts a resolution that such event or circumstance constitutes a Change in Control for the purposes of this Agreement.

15.    Covenant Not to Compete and Not to Solicit.

15.1      For purposes of this Section 15, Employer and Employee conduct the following business in the following geographic areas:

15.1.1     Employer engages in the banking business; originates, closes and sells loans; receives deposits and otherwise engages in the business of banking that will continue (“Business of Employer”).

15.1.2     After the Effective Date, Employer will actively conduct Business of Employer in the geographic areas of Georgia from its main office to be located at 4219 Forsyth Road, Macon, Georgia 31210 (the “Main Office”), and at locations in Bibb, Houston and Jones Counties, Georgia.

15.1.3     As of the Effective Date, Employee has established business relationships and performs the duties described in Section 1 of this Agreement in the geographic area covered by a circle having a radius of fifty (50) miles from the Gray, Georgia office of Bank (“Gray Office”), and will work primarily in such area while in the employ of Employer.

15.2      Employee covenants and agrees that for a period of two (2) years after the termination of his employment with Employer for any reason, Employee shall not, directly or indirectly, as principal, agent, trustee, consultant or through the agency of any corporation, partnership, association, trust or other entity or person, on Employee’s own behalf or for others, provide the duties performed by Employee while employed by the Employer in the capacity described in Section 1 of this Agreement for any entity or person conducting the Business of Employer within the geographic area covered by a circle having a radius of fifty (50) miles from the Gray Office.

15.3      Employee acknowledges that an important factor leading to the Merger is the loyalty of employees. Accordingly, Employee agrees that both during the term of this Agreement and for a period of two (2) years after the termination of his employment with Employer for any reason, Employee will not enter into, and will not participate in, any plan or arrangement to cause any Bank or SNB employee to terminate his or her employment with Bank or SNB, and further agrees that for a period of at least two (2) years after the termination of Employee’s employment with Bank or SNB, Employee will not hire such employee in connection with any business initiated by Employee or any other person, firm or corporation engaged in a business in competition with SNB or Bank. Employee further agrees that information as to the capabilities of Employer’s employees, their salaries and benefits, and any other terms of their employment, to the extent such information is material to Employer and not generally known to the public, is Confidential Information and proprietary to Bank.

15.4      Employee agrees that both during the term of this Agreement and for a period of two (2) years after termination of his employment with Employer for any reason Employee will not solicit any customers of Employer with whom Employee had material contact during the last twenty-four (24) months of his employment with Employer for the purpose of marketing the same type loans and other services rendered to the customer by Employee while employed by Employer.

15.5      Employee and Employer shall periodically amend this Agreement by updating the address referenced in Section 15.1.2 and the area described in Section 15.1.3 of this Agreement so that it at all times lists the then current geographic area served by Employer for which Employee performs the duties described in Section 1 of this Agreement.

15.6      The covenants contained in this Section 15 shall be construed as agreements severable from and independent of each other and of any other provision of this or any other contract or agreement between the parties hereto. The existence of any claim or cause of action by Employee against Employer, whether predicated upon this or any other contract or agreement, shall not constitute a defense to the enforcement by Employer of said covenants.

16.    Miscellaneous.

16.1      This Agreement constitutes and expresses the whole agreement of the parties in reference to the employment of Employee by Employer, and there are no representations, inducements, promises, agreements, arrangements, or undertakings oral or written, between the parties other than those set forth herein.

16.2      This Agreement shall be governed by the laws of the State of Georgia.

16.3      Should any clause or any other provision of this Agreement be determined to be void or unenforceable for any reason, such determination shall not affect the validity or enforceability of any clause or provision of this Agreement, all of which shall remain in full force and effect.

16.4      Time is of the essence in this Agreement.

16.5      This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. This Agreement shall not be assignable by any other parties hereto without the prior written consent of the other parties.

16.6      This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute but a single instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

Employee:
(SEAL)

JOHN C. CHILDS, JR.

Employer: SNB BANCSHARES, INC.	(SEAL)
BY:

H. AVERETT WALKER
Its:	President

Bank: SECURITY INTERIM BANK	(SEAL)
BY:

H. Averett Walker
Its:	President